EXHIBIT 99

                Dillard's to Begin RFID Pilot Program

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Oct. 3, 2007--In our ongoing effort to deliver better service to our customers through improved product availability, we (Dillard's, Inc - "Dillard's") (NYSE: DDS) will begin an item-level Radio Frequency Identification ("RFID") tagging pilot in our stores this month. The pilot will consist of certain styles of merchandise being marked with RFID-enabled tags. The RFID/EPC (Electronic Product Code) tags function like an intelligent barcode and contain only the Electronic Product Code unique to each garment.

    The tags are designed to be removed at the time of purchase. They are not required in the event that the customer wishes to return the garment. No link will be made between the garment information held by the tag and the customer's personal information. These new tags will enable store associates to perform more frequent inventory counts on merchandise, with the ultimate goal of more timely replenishment of out-of-stocks. We believe that the use of RFID technology can enable us to provide an even higher level service to our customers by enhancing our ability to have the right product available at the right time while providing us even more accurate information from our inventory control system.

    Additional information about how we intend to use RFID technology is available at http://www.dillards.com/info/rfidInfo.jsp .

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    Forward-looking information

    The statements made in this release regarding our intention to pilot and further implement RFID technology as well as statements made regarding our goals and beliefs of the benefits of using this technology are forward-looking statements within the definitions of federal securities laws. These statements represent the views of management at the time of this release, are based upon current information available and are not guarantees of future performance or results. Our actual results of the RFID pilot program and further implementation of this technology in our stores may vary from the forward-looking statements made above due to a number of risks and uncertainties. These risks and uncertainties include but are not limited to the continuing availability of equipment, technology and expertise to successfully pilot and further implement the RFID program, our continuing analysis of the cost-benefit aspects of RFID implementation and resulting determination of the appropriateness of continuing forward with the project and the ability and willingness of our current and future merchandise suppliers to participate in RFID tagging and technology. Dillard's disclaims any obligation to update or revise these forward-looking statements based on the occurrence of future events or the receipt of new information.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations